Exhibit 99.1

Ultra Petroleum Announces Third Quarter 2015 Financial And Operating Results

HOUSTON, Oct. 29, 2015 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) continued to deliver strong financial and operating performance for the third quarter of 2015. Highlights include:

  Raised 2015 production guidance to 288 – 292 Bcfe,
  Produced a record 75.4 Bcfe of natural gas and oil during the third quarter of 2015, an increase of 7% from the second quarter of 2015 and 21% compared with the third quarter of 2014,
  Reduced Pinedale well costs to $2.85 million for the third quarter of 2015, a decrease of 25% compared to average 2014 well costs,
  Capital expenditures of $123.4 million during the third quarter,
  Generated operating cash flow(1) of $125.4 million for the quarter ended September 30, 2015,
  Earnings of $32.6 million in the third quarter of 2015, or $0.21 per diluted share – adjusted(2)

Third Quarter Results

For the third quarter of 2015, production of natural gas and oil increased 21 percent to 75.4 billion cubic feet equivalent (Bcfe). This is the largest quarterly production level ever achieved by Ultra Petroleum. The company's production for the third quarter was comprised of 70.2 billion cubic feet (Bcf) of natural gas and 863.4 thousand barrels (Mbls) of oil and condensate.

Ultra Petroleum reported adjusted net income(2) of $32.6 million, or $0.21 per diluted share for the quarter ended September 30, 2015. Operating cash flow(1) was $125.4 million for the quarter ended September 30, 2015.

During the third quarter of the year, Ultra Petroleum's average realized natural gas price was $3.33 per thousand cubic feet (Mcf), including realized gains and losses on commodity hedges. Excluding realized gains and losses on commodity derivatives, the company's average price for natural gas was $2.68 per Mcf. The company's average realized oil and condensate price was $39.43 per barrel (Bbl). Third quarter 2015 results included an unrealized, mark-to-market loss of $35.9 million on the company's commodity hedges. The unrealized loss is typically excluded by the investment community in published estimates.

Year-to-Date Results

Ultra Petroleum reported adjusted net income(2) of $85.8 million, or $0.56 per diluted share for the nine months ended September 30, 2015. Operating cash flow(1) was $358.7 million for the nine months ended September 30, 2015.

For the nine months ended September 30, 2015, production of natural gas and oil was 216.3 Bcfe. The company's production for the nine months ended September 30, 2015 was comprised of 200.0 Bcf of natural gas and 2.7 million barrels of oil and condensate.

During the nine months ended September 30, 2015, Ultra Petroleum's average realized natural gas price was $3.32 per Mcf, including realized gains and losses on commodity hedges. Excluding realized gains and losses on commodity derivatives, the company's average price for natural gas was $2.68 per Mcf. The company's average realized oil and condensate price was $41.75 per Bbl. Year-to-date 2015 results included an unrealized, mark-to-market loss of $84.7 million on the company's commodity hedges. The unrealized loss is typically excluded by the investment community in published estimates.

Wyoming - Operational Highlights

During the third quarter, Ultra Petroleum and its partners drilled 55 gross (38 net) Pinedale wells and placed on production 61 gross (40 net) wells.

The third quarter average initial production (IP) rate for new operated wells brought online was 8.4 million cubic feet equivalent (MMcfe) per day. Wyoming production reached an all-time record of 778.8 MMcfe per day during the quarter, while quarterly production averaged 751.1 MMcfe per day. Production is comprised of 716.1 million cubic feet per day of gas and 5,842 barrels per day of condensate. Total production during the third quarter was 69.1 Bcfe.

Year to date, Ultra Petroleum and its partners drilled 157 gross (105 net) Pinedale wells and placed on production 153 gross (102 net) wells. The company produced 197.3 Bcfe from Wyoming during the nine months ended September 30, 2015.

The company continues to improve operational efficiency as well as realize decreased service costs as outlined in the table below. Average well costs declined to $2.85 million during the third quarter of 2015, down 25% from 2014 average well costs of $3.8 million. Approximately 33% of the cost savings is related to productivity improvements and 67% is due to service cost reductions.

Pinedale Efficiency Gains
	Average Well Cost ($MM)	Spud to TD (Days)	Rig Release to Rig Release (Days)
FY 2014	$3.80	10.8	13.8
Q1 2015	$3.45	8.8	11.2
Q2 2015	$3.10	9.1	11.6
Q3 2015	$2.85	8.6	10.9

The table below outlines the internal rates of return (IRR's) the company expects to realize in Pinedale for the remainder of the year. It details expected returns for well costs between $2.8 million and $3.2 million per well and Estimated Ultimate Recoveries (EURs) ranging from 4.0 to 6.0 Bcfe for wellhead prices of $3.00 per Mcf and $50 per barrel.

Pinedale IRR's
Well Cost (millions)	Reserve Size (Bcfe)
	6.0	5.0	4.0
$2.8	84%	56%	34%
$3.0	71%	48%	29%
$3.2	62%	41%	25%
	Economics at $3.00 per Mcf; $50 per barrel

"The 34 operated wells brought on line during the quarter averaged 4.2 Bcfe and $2.85 million per well. This program delivered an IRR of 39% at an F&D cost of $0.85 per Mcfe," commented Brad Johnson.

Utah - Operational Highlights

During the third quarter, net production in Utah averaged 4,482 barrels of oil equivalent per day. Drilling and completion operations remain suspended while the company focuses on its waterflood pilot.

Pennsylvania - Operational Highlights

The company averaged 41.3 MMcf per day during the third quarter. Following a curtailment in the second quarter, production was restored in July. Subsequent curtailment of about 10 MMcf per day of net production was in place at the end of the third quarter and is expected to continue to year end.

Liquidity

As of September 30, 2015, 81 percent of Ultra Petroleum's outstanding borrowings were comprised of long-term, fixed-rate debt with an average remaining term of 5.9 years and a 5.8 percent weighted average coupon rate. The company has $352.0 million of available liquidity under its $1.0 billion unsecured revolver.

The covenant for the $2.1 billion of outstanding debt at the subsidiary level, consisting of the senior credit facility and senior notes, is based upon a debt to trailing twelve month EBITDA ratio that is not to exceed 3.5 times. At September 30, 2015, the consolidated leverage ratio was 2.9 times.

At the parent company, debt is subject to an interest coverage ratio of a minimum of 2.25 times. At the end of the third quarter, the interest coverage was 3.9 times.

Commodity Hedges

The company has in place fixed price natural gas swaps totaling 19.7 Bcf during October 2015 of at a weighted average price of $3.71 per Mcf. The company opportunistically hedges a portion of its forecasted production to lessen the volatility associated with swings in commodity prices and improve the certainty of cash flows in support of its capital investment program.

2015 Production Guidance and Capital Expenditures

The company is increasing full-year 2015 production guidance to 288 – 292 Bcfe from the previous range of 283 – 290 Bcfe while reaffirming its $500.0 million capital investment program. The mid-point of guidance represents 16 percent annual production growth from 2014. The following table details actual and estimated production for 2015:

1st Quarter (A)	2nd Quarter (A)	3rd Quarter (A)	Full-Year 2015 (E)
70.4	70.5	75.4	288 – 292

Fourth Quarter 2015 Price Realizations and Differentials Guidance

In the fourth quarter of 2015, the company's realized natural gas price is expected to average 0 – 2 percent below the NYMEX price due to differentials, before consideration of any hedging activity. Realized pricing for oil and condensate is expected to be about 15 – 18 percent below the average NYMEX price, before consideration of any hedging activity.

Fourth Quarter 2015 Expense Guidance

The following table presents the company's expected expenses per Mcfe in the fourth quarter of 2015 assuming a $2.30 per MMbtu Henry Hub natural gas price and a $44.55 per Bbl NYMEX oil price:

Costs Per Mcfe	Q4 2015
Lease operating expenses	$ 0.43 – 0.45
Production taxes	$ 0.22 – 0.24
Gathering fees	$ 0.30 – 0.32
Total lease operating costs	$ 0.95 – 1.01

Transportation charges	$ 0.27 – 0.29
Depletion and depreciation	$ 1.25 – 1.30
General and administrative – total	$ 0.05 – 0.07
Interest expense	$ 0.57 – 0.59
Total operating costs per Mcfe	$ 3.09 – 3.26

2015 Annual Income Tax Guidance

Ultra currently projects a zero book tax rate for 2015 and anticipates additional tax refunds during the fourth quarter.

Conference Call Webcast Scheduled for October 29, 2015

Ultra Petroleum's third quarter 2015 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Thursday, October 29, 2015. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through November 12, 2015.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data
	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2015	2014	2015	2014
Volumes
Natural gas (Mcf)	200,039,168	164,268,996	70,194,364	56,983,716
Oil and condensate (Bbls)	2,714,485	2,344,213	863,361	927,320
Mcfe - Total	216,326,078	178,334,274	75,374,530	62,547,636

Revenues
Natural gas sales	$536,477	$711,965	$188,457	$211,853
Oil sales	113,332	199,005	34,046	76,755
Total operating revenues	649,809	910,970	222,503	288,608

Expenses
Lease operating expenses	82,464	67,363	28,567	23,392
LGS operating lease expense	15,485	15,229	5,162	5,076
Production taxes	56,892	74,254	19,813	23,729
Gathering fees	65,359	41,073	23,114	14,916
Total lease operating costs	220,200	197,919	76,656	67,113

Transportation charges	62,577	57,882	21,310	20,034
Depletion and depreciation	279,762	204,810	92,806	76,289
General and administrative	5,120	11,236	1,887	3,762
Stock compensation	5,509	3,500	2,680	2,471
Total operating expenses	573,168	475,347	195,339	169,669

Other (expense) income, net	(323)	(54)	(284)	(56)
Litigation expense	(4,401)	-	-	-
Interest expense, net	(128,426)	(83,960)	(43,137)	(29,599)
Deferred gain on sale of liquids gathering system	7,915	7,915	2,638	2,638
Realized gain (loss) on commodity derivatives	127,283	(54,943)	45,300	(8,698)
Unrealized gain (loss) on commodity derivatives	(84,675)	26,620	(35,910)	40,750
Income before income taxes	(5,986)	331,201	(4,229)	123,974

Income tax (benefit) provision - current	(2,661)	(1,924)	(916)	(1,383)
Income tax (benefit) provision - deferred	(744)	-	(217)	-

Net income	$(2,581)	$333,125	$(3,096)	$125,357

Deferred taxes	(744)	-	(217)	-
Litigation expense	4,401	-	-	-
Unrealized (gain) loss on commodity derivatives	84,675	(26,620)	35,910	(40,750)
Adjusted net income (2)	$85,751	$306,505	$32,597	$84,607

Operating cash flow (1)	$358,706	$506,900	$125,442	$160,732
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	153,171	153,145	153,250	153,213
Diluted	153,171	154,771	153,250	154,859

Earnings per share
Net income - basic	($0.02)	$2.18	($0.02)	$0.82
Net income - diluted	($0.02)	$2.15	($0.02)	$0.81

Adjusted earnings per share(2)
Adjusted net income - basic	$0.56	$2.00	$0.21	$0.55
Adjusted net income - diluted	$0.56	$1.98	$0.21	$0.55

Cash flow per share(1)
Cash flow per share - basic	$2.34	$3.31	$0.82	$1.05
Cash flow per share - fully	$2.34	$3.28	$0.82	$1.04

Realized Prices
Natural gas (Mcf), including realized gain (loss) on commodity derivatives
	$3.32	$4.04	$3.33	$3.59
Natural gas (Mcf), excluding realized gain (loss) on commodity derivatives
	$2.68	$4.33	$2.68	$3.72
Oil liquids (Bbls), including realized gain (loss) on commodity derivatives
	$41.75	$81.96	$39.43	$81.18
Oil liquids (Bbls), excluding realized gain (loss) on commodity derivatives
	$41.75	$84.89	$39.43	$82.77

Costs Per Mcfe
Lease operating expenses	$0.38	$0.38	$0.38	$0.37
Operating lease expense	$0.07	$0.09	$0.07	$0.08
Production taxes	$0.26	$0.42	$0.26	$0.38
Gathering fees	$0.30	$0.23	$0.31	$0.24
Transportation charges	$0.29	$0.32	$0.28	$0.32
Depletion and depreciation	$1.29	$1.15	$1.23	$1.22
General and administrative - total	$0.05	$0.08	$0.06	$0.10
Interest expense	$0.59	$0.47	$0.57	$0.47
	$3.23	$3.14	$3.16	$3.18

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income Margin(3)	11%	36%	12%	30%
Adjusted Operating Cash Flow Margin(4)	46%	59%	47%	57%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	September 30,	December 31,
	2015	2014
	(Unaudited)
Cash and cash equivalents	$25,587	$8,919
Outstanding debt
Bank indebtedness	648,000	518,000
Senior notes	2,760,000	2,860,000
	$3,408,000	$3,378,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net cash provided by operating activities	$411,205	$515,162	$167,882	$168,511
Net changes in operating assets and liabilities and other non-cash items
	(52,499)	(8,262)	(42,440)	(7,779)
Net cash provided by operating activities before changes in operating assets and liabilities
	$358,706	$506,900	$125,442	$160,732

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(2) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market gains or losses on commodity derivatives, non-cash ceiling test impairments and other similar items.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-Q for the quarter ended September 30, 2015.

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CONTACT: Sandi Kraemer, Director, Investor Relations and External Reporting, Phone: 281-582-6613, Email: skraemer@ultrapetroleum.com